EXHIBIT F-1(a)










                                November 16, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

      Re:   GPU, Inc.; SEC File No. 70-7670

Ladies and Gentlemen:

            We refer to our opinion dated October September 22, 1989 filed as Exhibit F-1 to Amendment No. 2, dated the same date, to the Application-Declaration on Form U-1 in File No. 70-7670, as amended (the "Application"), under the Public Utility Holding Company Act of 1935 (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by GPU, Inc. ("GPU"). By order dated October 23, 1989, the Supplemental Order dated December 8, 1995 and the Supplemental Order dated December 13, 2000 (collectively, the "Orders"), with respect to said Application, GPU was authorized to issue and sell, from time-to-time through December 31, 2010, up to 2,500,000 shares (without giving effect to a two-for-one stock split by way of stock dividend effective May 29, 1991) of its common stock, par value $2.50 per share (the "GPU Common Stock"), pursuant to a dividend reinvestment and stock purchase plan (the "Plan") described in the Prospectus included as part of a Registration Statement on Form S-3, No. 33-30765, as amended ("Registration Statement"), filed under the Securities Act of 1933.

            In addition to the matters described in our prior opinion filed as Exhibit F-1 to the Application, we have examined a copy of the Certificate Pursuant to Rule 24 of Completion of Transactions, dated this date, under the Act, with which this opinion is being filed, certifying to the completion of the transactions proposed in the Application. We have also examined copies of the Orders, declaring the Application effective forthwith. In addition, we have examined such other instruments, agreements and documents and made such other investigation as we have deemed necessary as a basis for this opinion.



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            Members  of  this  firm  have  acted  as  counsel  to GPU and to its subsidiaries for many years including in connection with the filing of the Application.

            As to all matters of Pennsylvania law, we have relied upon the opinion of Ryan Russell Ogden & Seltzer LLP which opinions is being filed as Exhibit F-2(a) to the aforesaid Rule 24 Certificate. We express no opinion with regard to First Energy or its subsidiaries other than GPU or any "associate company" thereof, as defined in the Act, prior to the consummation of the Merger.

            Based upon the foregoing, and assuming that all action under state "Blue Sky" laws to permit the issuance and sale of GPU Common Stock under the Plan has been completed and that the GPU Common Stock has been duly issued as provided in the Registration Statement, we are of the opinion that until consummation of the Merger on November 7, 2001:

            (a) GPU was validly organized and duly subsisting under the laws of the Commonwealth of Pennsylvania;

            (b) All state laws applicable to the proposed transactions have been complied with;

            (c) The GPU Common Stock issued under the Plan has been validly issued, fully-paid and non-assessable and was entitled to the rights and privileges appertaining thereto as set forth in GPU's Articles of Incorporation;

            (d) The consummation of the proposed transactions did not violate the legal rights of the holders of any securities issued by GPU or any "associate company" thereof, as defined in the Act.




















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            We hereby consent to the filing of this opinion as an exhibit to the
Rule 24 Certificate and in any proceedings before the Commission that may be held in connection therewith.


                                          Respectfully yours,



                                          THELEN REID & PRIEST LLP












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